UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest event Reported): November 14, 2017

Torchlight Energy Resources, Inc.

(Exact name of registrant as specified in its charter)

Nevada	001-36247	74-3237581
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

5700 W. Plano Parkway, Suite 3600
Plano, Texas 75093
(Address of principal executive offices)

Telephone – (214) 432-8002

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On November 14, 2017, we and our newly formed wholly-owned subsidiary, Torchlight Wolfbone Properties, Inc., a Texas corporation (“TWP”), entered into an Agreement and Plan of Reorganization and Plan of Merger with McCabe Petroleum Corporation, a Texas corporation (“MPC”), and Warwink Properties, LLC, a Texas limited liability company (“Warwink Properties”), under which agreements TWP is to merge with and into Warwink Properties and the separate existence of TWP is to cease, with Warwink Properties becoming the surviving organization and our wholly-owned subsidiary. Warwink Properties is wholly owned by MPC which is wholly owned by Gregory McCabe, our Chairman. Warwink Properties owns certain assets, including approximately 10.71875% Working Interest in 640 acres in Winkler County, TX. At closing of the merger transaction, our shares of common stock of TWP will convert into a membership interest of Warwink Properties, the membership interest in Warwink Properties held by MPC will cease to exist, and we will issue MPC 2,500,000 restricted shares of common stock as consideration. Closing of the merger transaction is subject to certain conditions, including without limitation MPC fully closing its transaction with MECO IV, LLC (“MECO”) for the purchase and sale of certain assets as contemplated by the Purchase and Sale Agreement dated November 9, 2017 (the “MECO PSA”), of which we are not a party. The MECO PSA, which is scheduled to close on or before November 29, 2017, also provides that MPC and Warwink Properties are to receive a 21.4375% (10.71875% each) carried (through the tanks) working interest in the first well drilled on the Winkler County leases.

Also on November 14, 2017, our wholly-owned subsidiary, Torchlight Energy, Inc., a Nevada corporation (“TEI”), entered into a Purchase Agreement with MPC, under which TEI is to acquire beneficial ownership of certain of MPC’s assets, including acreage and wellbores located in Ward County, Texas (the “Ward County Assets”). As consideration under the Purchase Agreement, at closing TEI is to issue to MPC an unsecured promissory note in the principal amount of $3,250,000, payable in monthly installments of interest only beginning on January 1, 2018 at the rate of 5% per annum, with the entire principal amount together with all accrued interest due and payable on December 31, 2020. In connection with TEI’s acquisition of beneficial ownership in the Ward County Assets, MPC will sell those same assets, on behalf of TEI, to MECO at closing of the MECO PSA, and accordingly, TEI will receive by assignment $3,250,000 in cash (which amount is subject to certain pre and post-closing adjustments). Additionally, at closing of the Purchase Agreement, MPC is to pay TEI a performance fee of $2,781,500 cash as compensation for marketing and selling certain Winkler County assets of MPC as a package to MECO. Closing of the Purchase Agreement is subject to closing of the MECO PSA.

Prior to entering into the above transactions, our Board of Directors formed a special committee composed of independent directors to analyze and negotiate the transactions on behalf of Torchlight Energy Resources, Inc. and determine whether the transactions are fair to the company. In this role, the special committee engaged an investment bank which rendered a fairness opinion on November 13, 2017 deeming that the transactions were fair to the company, from a financial point of view, with regard to the total consideration to be received by the company in relation to the total consideration to be provided by the company.

Item 3.02 Unregistered Sales of Equity Securities.

Reference is made to the disclosure set forth above under Item 1.01 of this current report, which disclosure is incorporated herein by reference. Subject to closing, as described above, the securities will be issued under the exemption from registration provided by Section 4(a)(2) of the Securities Act of 1933 and the rules and regulations promulgated thereunder. The subject issuance of securities does not involve a “public offering” based upon the following factors: (i) the issuance of the securities will be an isolated private transaction; (ii) a limited number of securities will be issued to a limited number of purchasers; (iii) there were no public solicitations; (iv) the purchaser has represented that it is an “accredited investor”; (v) the investment intent of the purchaser; and (vi) the restriction on transferability of the securities to be issued.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Torchlight Energy Resources, Inc.

Date: November 15, 2017	By: /s/ John A. Brda
John A. Brda
President

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